ORDERED in the Southern District of Florida on March 23, 2007



                                       /s/ Steven H. Friedman
                                      Steven H. Friedman, Judge
                                      United States Bankruptcy Court

UNTED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF FLORIDA
WEST PALM BEACH DIVISION

In re:                                           Chapter 11

eCOM eCOM.COM, Inc., Debtor.                     Case No. 04-35435-BKC-SHF


                              ORDER CONFIRMING
               FIRST AMENDED JOINT PLAN OF REORGANIZATION
              OF DEBTOR AND AMERICAN CAPITAL HOLDINGS, INC.,
             AS MODIFIED, PURSUANT TO 11 U.S.C. Section 1129

        eCom eCom.com, Inc. (the "Debtor") and American Capital Holdings, Inc. ("ACH"), having filed with this Court their Amended Joint Plan of Reorganization dated as of January 3, 2007 [Court Paper No. 195] (the "Amended Plan") (the Amended Plan, as modified by the Modifications, is hereinafter referred to as the "Plan"), after hearing and due and sufficient notice to all Creditors, Holders of Equity Interests and interested parties and sufficient cause appearing, the Court does hereby make and issue the following findings and orders as follows:

        1. This Court has jurisdiction over the Debtor, the Debtor's Chapter 11 case, all of the Debtor's assets, contracts and assets, wherever located, all Claims against and Equity Interests in the Debtor, and all Creditors of and Holders of Equity Interests in the Debtor pursuant to 28 U.S.C. Section 1334. Confirmation of the Plan is a "core proceeding" pursuant to, without limitation, 28 U.S.C. Sections 157(b)(2)(A),(L) and (O), and this Court has jurisdiction to enter a final order with respect thereto. Venue is proper before this Court pursuant to 28 U.S.C. Sections 1408 and 1409.

        2. All capitalized terms used in this Confirmation Order but not defined herein shall have the meaning ascribed to such terms in the Plan.

        3. An involuntary petition was filed against the Debtor on November 29,
2004 [Court Paper No. 1].   Thereafter, the Debtor consented to relief under
Chapter 11 of the Bankruptcy Code and the Court entered the order for relief on May 24, 2005 [Court Paper No. 24 - "Adjudication Date", Since the Adjudication Date, the Debtor has continued in possession of its assets and to manage its properties as a debtor in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

        4. On August 4, 2005, the Court entered its Order Granting Debtor-in-Possession's Motion for Authorization to: (I) Provide Electronic Service Upon Equity Security Holders, and (II) Utilize Executive Mail Service for Purposes of Coordinating and Effectuating Service Upon Equity Security Holders [Court Paper No. 48].

        5. On  August   18,  2006,  the  Debtor  and  ACH  filed  their  Joint
Plan of Reorganization [Court Paper No. 126] (the "Original Plan"). Thereafter, on August 25, 2006, the Debtor and ACH filed their Disclosure Statement for Joint Plan of Reorganization [Court Paper No. 137] (the "Disclosure Statement"). On September 1, 2006, the Court entered its Order (I) Setting Hearing to Consider Approval of the Disclosure Statement; (II) Setting Deadline for Filing Objections to Disclosure Statement and (III) Directing Plan Proponents to Serve Notice [Court Paper No.139] (the "Disclosure Hearing Order"). The Debtor mailed copies of the Disclosure Hearing Order to all creditors, holders of equity interests and parties requesting notice. Copies of the Disclosure Statement and the Original Plan were mailed to certain parties as directed by order of the Court and to parties filing a written request for copies of same. Copies of the Disclosure Statement and the Original Plan were posted on the Debtor's website at www.ecomecom .net. Appropriate affidavits and certificates of service have been filed by the Debtor in the Court's records regarding such service.

        6. On October 13, 2006, the United States Trustee filed its Objection to Confirmation of Plan and to Adequacy of Disclosure Statement [Court Paper No. 147] (the"United States Trustee Objection").

        7. On October 30, 2006, the Debtor and ACH filed their Motion to Approve Form of Shareholder Notice [the "Shareholder Notice"] and for Authorization to Serve Shareholder Notice Upon Shareholders [Court Paper No. 162] (the "Shareholder Notice Motion").

        8. This Court held a hearing on October 30, 2006 to consider approval of the Disclosure Statement and to consider any written objections thereto. At the October 30, 2006 hearing, the Debtor agreed to incorporate additional information and revisions in the Disclosure Statement and in the Original Plan in response to the objections raised by the United States Trustee. On this basis, the Court approved the Disclosure Statement.

        9. On December 19, 2006, the Debtor and ACH filed their Emergency Motion for Entry of Order (A) Approving the Form of Ballots [the "Ballots"], and (B) Establishing Record Date for Voting Purposes [Court Paper No. 182] (the "Ballot Motion"). On December 28, 2006, the Court entered an order granting the Ballot Motion [Court Paper No. 192] (the "Ballot Order").

       10. Pursuant to the Ballot Order, January 4, 2007 was designated the shareholder record date for purposes of voting on the Plan (the "Shareholder Record Date").

       11. On December 28, 2006, this Court entered its Order (I) Approving Disclosure Statement; (II) Setting Hearing on Confirmation of Plan; (III) Setting Hearing on Fee Applications; (IV) Setting Various Deadlines; and (V) Describing Plan Proponents' Obligations [Court Paper No. 192] (the "Disclosure Approval Order").

       12. On January 3, 2007, the Debtor and ACH filed with this Court (i) the First Amended Joint Plan of Reorganization of Debtor and American Capital Holdings, Inc. [Court Paper No. 195] (the "Amended Plan"), and (ii) First Amended Disclosure Statement for the Amended Plan [Court Paper No. 196] (the "Amended Disclosure Statement").
       13. On January 4, 2007, the Court entered its Order Granting Plan Proponent's Motion to Approve Form of Shareholder Notice and for Authorization to Serve Shareholder Notice [Court Paper 202]

       14. On January 4, 2007, the Court entered its Order Overruling Objection of United States Trustee to Adequacy of Disclosure Statement ("Order Overruling Trustee Objection") [Court Paper 203]

       15. The Debtor served copies of the Disclosure Approval Order, the Shareholder Notice and the Ballots upon holders of equity interests in the Debtor as of the Shareholder Record Date. Copies of the Amended Disclosure Statement, the Amended Plan, the Disclosure Approval Order and the Ballots were served upon all creditors, parties requesting copies, and any other parties directed by the Court.

       16. In accordance with the Disclosure Approval Order, the Court scheduled a hearing to consider confirmation of the Plan for March 12, 2007 and established March 7, 2007 as the deadline to file the confirmation affidavit and certificate of plan proponents.

       17. On March 7, 2007, the Debtor filed its Ex-Parte Motion to Extend Time to File Certificate of Acceptance of Plan and Confirmation Affidavit [Court Paper No. 275] (the "Certificate Motion"). On March 8, 2007, the Court entered an order granting the Certificate Motion and established March 8, 2007 as the deadline to file the confirmation affidavit and certificate of plan proponents [Court Paper No. 277].

       18. On March 8, 2007, the Debtor filed the Certificate of Attorney for Debtor on Acceptance of First Amended Joint Plan of Reorganization, and Report on Amount to Be Deposited and Certificate of Amount Deposited [Court Paper No. 276] (the "Certificate").

       19. On March 8, 2007, the Debtor filed the Confirmation Affidavit in support of confirmation of the Amended Plan [Court Paper No. 276 - included as part of the Certificate] (the "Confirmation Affidavit").

       20. The Court held a hearing on March 12, 2007 to consider confirmation of the Amended Plan in accordance with 11 U.S.C. Section 1129 (the "Confirmation
Hearing").    At the Confirmation Hearing, counsel for the Debtor sought to modify the Amended Plan as follows (the "Modifications"):
     (x)  4.01  Class 1.  Allowed Other Priority Claims
        (b) Treatment. Each holder of an Allowed Other Priority Claim shall receive in full satisfaction, release and exchange for such Claim, shares of New Common Stock of the Reorganized Debtor, valued at $0,026 per share, of a value equal to the Allowed Amount of such holder's claim, as soon as is practicable after the later of the Effective Date or the date on which any Disputed Other Priority Claim becomes and Allowed Other Priority Claim by Final Order of the Court.
     (y) 9.02 Conditions Precedent to Effectiveness The Plan shall not become effective unless and until the following conditions have been satisfied or waived pursuant to Section 9.04 of the Plan:
        (a) The Confirmation Order shall have been entered and shall be a Final Order (with no modification or amendment thereof), and there shall be no stay or injunction that would prevent the occurrence of the Effective Date;
        (b) A Final Order shall have been entered (1) approving the settlements between the Debtor and (i) Quentin Partners, and (ii) Barbara Panaia, and (2) sustaining the Debtor's and ACH's joint objections to claims (except for the objection to the claim of Patricia Finch-Junk; and
        (c) The statutory fees owing to the United States Trustee through the Confirmation Date have been paid in full.

       21. The Modifications are approved by the Court pursuant to Section 1127(a) of the Bankruptcy Code. The Amended Plan, as modified by the Modifications, meets the requirements of Sections 1122 and 1123 of the Bankruptcy Code.

       22. At the Confirmation Hearing, the Court found and determined that (i) Ballots in the required number and amount had been cast for acceptance of the Plan, (ii) no objections to confirmation of the Amended Plan had been filed by any creditors of the Debtor or other parties in interest, and (iii) appropriate notice of the Confirmation Hearing, Amended Plan, the Disclosure Statement and the Amended Disclosure Statement was afforded to all parties in accordance with the Bankruptcy Code, Bankruptcy Rules and orders of this Court.

       23. To the extent that any objections to confirmation of the Amended Plan were filed, the Court finds, based upon the evidence presented and the argument of counsel, any such objections were withdrawn or are overruled in all respects.

       24. Counsel for the United States Trustee and the Securities and Exchange Commission appeared telephonically at the Confirmation Hearing, both of whom supported confirmation of the Plan.

       25. The Plan classifies Claims and Equity Interests into 4 separate
Classes. Classes 1 and 2 are treated as Unimpaired under the Plan.   Since the
Claims and Equity Interests included in these Classes are not Impaired by the Plan, the Holders thereof are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Nevertheless, Class 1 unanimously voted to support confirmation of the Amended Plan. There are no Class 2 creditors.

       26. The following Classes of Claims and Equity Interests are treated as Impaired under the Plan:
            a.     Class 3A : Non-Insider Unsecured Non-Priority Claims
            b.     Class 3B: Insider Unsecured Non-Priority Claims
            c.     Class 4: Equity Interests

       27.  Regardless of whether such Classes were entitled to vote on the
Amended Plan, Classes 3A, 3B and 4 all voted to accept the Amended Plan.   The
Court finds that, based upon the tabulation of Ballots included in the Certificate, the Creditors in Classes 3A and 3B and holders of Equity Interests in Class 4 have accepted the Plan in the requisite number and amount required under Section 1126 of the Bankruptcy Code.

       28. In further support of confirmation of the Plan, at the Confirmation Hearing, counsel for the Debtor proffered (without objection) the testimony and the Confirmation Affidavit of Barney A. Richmond, the acting chief executive officer of the Debtor, regarding the Amended Plan. The Court hereby accepts the proffered testimony of Mr. Richmond and finds that such testimony supports confirmation of the Plan under Section 1129(a)(ll) of the Bankruptcy Code.

       29. The Court further finds that the statements and comments of counsel for the Debtor and ACH in support of the Plan were unchallenged and unrebutted, were not subject to objection, and should be accepted. The Court finds that these statements were made in open Court and no party objected to these statements or the underlying facts, notwithstanding ample opportunity to do so. The statements of counsel statements were consistent with the entire record of this Chapter 11 case, over which this Court has presided from the outset.

       30. At the Confirmation Hearing, the Court, after taking judicial notice of the Confirmation Affidavit and Amended Plan, notes the principal features of the Plan, the feasibility of the Plan, the absence of any meaningful alternative to the transactions contemplated by the Plan, the likely effect of liquidation upon Creditors and other interested parties, and the means for implementing the treatment of and distributions to Creditors and holders of Equity Interests pursuant to the Plan.

       31. In particular, the Court finds that, based upon the entire record:
         a.  the Plan has been proposed in good faith by the Debtor and ACH.
         b. Based upon the cash presently on hand with the Debtor's counsel, the cashier's checks presented by counsel for ACH and the commitment of ACH to provide New Funding required under the Plan, the Debtor's estate will have sufficient funds as of the expected Effective Date to pay, reserve for or escrow all Allowed or Disputed Priority Claims, Allowed or Disputed Unsecured Claims and Administrative Claims in the amounts required under the Bankruptcy Code and as provided for in the Amended Plan.
         c. The distribution to Unsecured Creditors and holders of Equity Interests under the Amended Plan is higher than if this case was converted to a case under Chapter 7.
         d. The Plan is feasible, and the confirmation and consummation of the Amended Plan is not likely to be followed by the liquidation or the need for further financial reorganization of Reorganized Debtor under the Bankruptcy Code

       32. The Court finds that the Plan and this Confirmation Order, including without limitation the provisions of Sections 11.04, 11.05 and 11.06 of the Plan and the discharge, exculpation from liability, release, general injunction and other related provisions of Article 11 of the Plan, are fair, equitable, reasonable and proper, are in the best interests of the Debtor's Estate, and are binding upon all Creditors and Holders of Equity Interests. Moreover, the Court notes that Classes 1, 3A, 3B and 4 overwhelmingly supported approval of the provisions of Sections 11.04, 11.05 and 11.06 and that fair and sufficient notice of such provisions was provided in the Amended Disclosure Statement, the Amended Plan and the Ballots.

       33. With respect to the requirements of 11 U.S.C. Section 1129(a) as applicable to the Plan, the Court finds as follows:
        a) Copies of the Shareholder Notice, Disclosure Approval Order and Ballots were mailed to all shareholders of the Debtor as of the Shareholder Record Date. Copies of the Amended Plan and the Amended Disclosure Statement ostensibly were posted on the Debtor's website at www.ecomecom.net. Copies of the Amended Plan, Amended Disclosure Statement, Disclosure Approval Order and Ballots were mailed to all Creditors of the Debtor as shown on the Court's master mailing matrix for this Chapter 11 case. The Court hereby expressly finds that (i) timely and proper notice of the Confirmation Hearing and the time fixed for filing objections to and Ballots on the Amended Plan was given to all appropriate Creditors and Holders of Equity Interests of the Debtor and all parties in interest; (ii) such notice was adequate and sufficient to notify all Creditors and Holders of Equity Interests of the Debtor and all parties in interest of the Confirmation Hearing and the objection and voting deadlines as to the Plan; and (iii) such notice complied in all respects with the procedural orders of this Court, the Bankruptcy Code, the Bankruptcy Rules, including without limitation Bankruptcy Rules 2002, 3018, and 9006, and the Local Rules, and otherwise satisfied the requirements of due process. No other or further notice is required.
        b) The Plan meets the requirements of 11 U.S.C. Section 1129(a)(l), because the Plan complies with each of the applicable provisions of Title 11 of the United States Code, including without limitation the provisions of 11 U.S.C. Sections 1122 and 1123.
        c) As required by Section 1129(a)(2) of the Bankruptcy Code, the Debtor and ACH, as the proponents of the Plan, comply with the applicable provisions of Title 11 of the United States Code. Without limiting the generality of the foregoing and by way of example, the Debtor and ACH, as duly authorized plan proponents, have complied with the disclosure and solicitation requirements of Sections 1125 and 1126 of the Bankruptcy Code. Further, the Court expressly finds that the Amended Disclosure Statement and the Amended Plan contain adequate information for purposes of 11 U.S.C. Section 1125, and that no further disclosure is required by the Debtor and ACH in connection with the Plan.
        d) The Plan meets the requirements of 11 U.S.C. Section 1129(a)(3), because the Plan has been proposed in good faith and has not been proposed by any means forbidden by law. Among other things, the provisions regarding discharge, exculpation from liability, release, general injunction and related provisions set forth in Article 11 of the Plan are proposed in good faith, are equitable and are supported by valid consideration.
        e) The Plan meets the requirements of 11 U.S.C. Section 1129(a)(4), because any payment made or to be made by the Debtor, in its capacity as a debtor or as a proponent of the Plan, or by any person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with this case, or in connection with the Plan and incident to this case, has been approved by, or is subject to the approval of, the Court as reasonable.
        f) The Plan meets the requirements of 11 U.S.C. Section 1129(a)(5), because (i) the identity and affiliations of all persons who are to serve as directors or officers of the Reorganized Debtor or a successor to the Reorganized Debtor under the Plan on the Effective Date have been fully disclosed, (ii) the appointment of such persons to such offices, or their continuance therein, is equitable and is consistent with the interests of the Creditors and Holders of Equity Interests and with public policy, and (iii) the identity of, and the nature of any compensation for, any insiders that will be employed or retained by the Reorganized Debtor have been fully disclosed.
        g) The Plan meets the requirements of 11 U.S.C. Section 1129(a)(6), since no governmental regulatory commission now has, or will have after Confirmation of the Plan, jurisdiction over any rates of the Debtor or the Reorganized Debtor.
        h) The Plan meets the requirements of 11 U.S.C. Section 1129(a)(7), because with respect to each impaired Class of Claims or Equity Interests, each Holder of a Claim or Equity Interest of such Class (i) has accepted the Plan or
(ii) will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would so receive or retain if the Debtor was liquidated under Chapter 7 of Title 11 of the United States Code on such date.
        i) The Plan meets the requirements of 11 U.S.C. Section 1129(a)(8), because with respect to each Class of Claims, (i) such Class has accepted the Plan or (ii) such Class is not Impaired under the Plan.
        j) The Plan meets the requirements of 11 U.S.C. Section 1129(a)(9) with respect to the treatment of the Classes of Claims enumerated therein, as applicable and provided for under the Plan.
        k) The Plan meets the requirements of 11 U.S.C. Section 1129(a)(10), because all Impaired Classes of Claims have accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such Class.
        1) The Plan meets the requirements of 11 U.S.C. Section 1129(a)(ll), because Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor, the Reorganized Debtor, or any successor thereto under the Plan. The Debtor and ACH have demonstrated the likelihood that the Reorganized Debtor will be able to meet its respective financial and other obligations under the Plan and documents ancillary thereto. The Plan is feasible.
        m) The Plan meets the requirements of 11 U.S.C. Section 1129(a)(12), because all fees payable under 28 U.S.C. Section 1930 through the date of entry of this Confirmation Order have been paid by the Debtor or shall be paid by the Debtor as set forth below in this Confirmation Order. All fees payable under 28 U.S.C. Section 1930 for the periods following Confirmation of the Plan shall be paid as set forth below in this Confirmation Order.
        n) The Plan meets the requirements of 11 U.S.C. Section 1129(a)(4), since the Debtor has no "retiree benefits" (as such term is defined in Section 1114 of the Bankruptcy Code) payable pursuant to 11 U.S.C. Section 1114.
        o) All Classes of Claims and Equity Interests under the Plan have accepted the Plan and, therefore, the provisions of 11 U.S.C. Section 1129(b) are inapplicable.
        p) Therefore, with respect to Confirmation of the Plan, all other requirements of 11 U.S.C. Sections 1129(a) and (b) have been met.
        The Court having made the above findings, and based further on the entire record of the Confirmation Hearing and the Docket maintained by the Clerk of the Court in this Case, of which the Court takes judicial notice in accordance with Rule 201, Fed.R.Evid., it is, accordingly,

ORDERED, ADJUDGED AND DECREED:

      1. The findings of fact and conclusions of law set forth herein are made by this Court pursuant to Bankruptcy Rules 7052 and 9014.

      2.   The Plan is confirmed in all respects.

      3. The Effective Date of the Plan shall be the first Business Day after the last condition precedent to the Effective Date of the Plan has been satisfied or waived in accordance with Sections 9.02 and 9.04 of the Plan.

      4. Any and all objections to the Plan are overruled in all respects for the reasons set forth above.

      5. The Debtor and the Reorganized Debtor and each of their respective directors, officers and agents are authorized and directed to take all such steps as may be necessary to effectuate and implement the Plan and this Confirmation Order, including, without limitation, the execution and delivery of all instruments of transfer, agreements and other documents (and any amendments, supplements or modifications to any of the foregoing) as may be appropriate or necessary to consummate the transactions contemplated by the Plan and this Confirmation Order.

      6. On the Effective Date, without any further action by any party, except as otherwise expressly provided in the Plan, all Property of the Estate shall revest in the Reorganized Debtor free and clear of any and all Liens, Debts, obligations, Claims, Cure Claims, Liabilities, Equity Interests, and all other interests of every kind and nature.

      7. The Reorganized Debtor and its respective directors, officers and agents are authorized and directed to take all such steps as may be necessary to effectuate and implement the terms and provisions of the Plan.

      8. The entry of this Confirmation Order acts as a full and complete discharge of all Claims, Debts, Liabilities, and/or interests arising from, relating to or in connection with Unsecured Claims, except as otherwise provided in the Plan.

      9. The issuance and distribution of the shares of New Common Stock in exchange for (x) Allowed Claims in Classes 1, 3A, and 3B, and (y) Allowed Administrative Claims (including, without limitation, the DIP Financing) under the Plan satisfies the requirements of Section 1145(a)(l) of the Bankruptcy Code and such transaction, therefore, is exempt from registration under federal and state securities laws. Except as otherwise provided in Plan, including, without limitation, Sections 8.03 and 8.11 of the Plan, the New Common Stock may be freely transferred and all resales and subsequent transactions thereof are exempt from registration under federal and state securities laws unless the holder is an "underwriter" with respect to such securities. Any shares of Reorganized Parent Common Stock and/or Reorganized Parent Preferred Stock shall be deemed issued by the Reorganized Debtors and/or in a manner which complies with and achieves maximum benefit under 11 U.S.C. Sections1145 and 1146.

      10. The entry of this Confirmation Order shall be deemed to provide or waive any required authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority, whether federal, state, local, and all agencies thereof, which are required for the execution, delivery and performance of the documents provided for under the Plan.

      11. All matters provided for under the Plan involving the corporate structure of the Debtor or the Reorganized Debtor, or any corporate action to be taken by or required of the Debtor or the Reorganized Debtor, shall be deemed to have occurred and be effective as provided in the Plan or in this Confirmation Order, and shall be authorized and approved in all respects without any requirement for further action by the shareholders or directors of the Debtor or the Reorganized Debtor.

      12. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, distribution, transfer or exchange of any security (including the New Common Stock), or the making, delivery or recording of any instrument of transfer pursuant to, in implementation of or as contemplated by the Plan, or the revesting, transfer or sale of any real or personal property of, by or in the Debtor or the Reorganized Debtor pursuant to, in implementation of or as contemplated by the Plan, or any transaction arising out of, contemplated by or in any way related to the foregoing, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangible or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall be, and hereby are, directed to forego the collection of any such tax or governmental assessment and to accept for filing and recording any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

       13. Following the Effective Date, neither of the Debtor nor the Reorganized Debtor shall have any obligation to object to, or pay, any Allowed Claims, except as otherwise provided for under the Plan.

       14. The Debtor and the Reorganized Debtor shall be discharged on the Effective Date from any and all Claims, Debts, Liens, encumbrances, contract rights, rights of setoff, or Liabilities of any nature (whether contingent, fixed, liquidated, unliquidated, matured, unmatured or disputed) that arose from any acts or conduct of the Debtor occurring prior to the Effective Date, except as otherwise provided for under the Plan.

       15. All rights of Holders of Claims or Equity Interests of all Classes under the Plan, including, without limitation, the right to receive distributions on account of such Claims or Equity Interests, hereafter shall be limited solely to the right to receive such distributions exclusively according to the Plan, the provisions of which shall be binding on such Holders to the fullest extent provided by Section 1141 (a) of the Bankruptcy Code. After the date hereof, the Holders of such Claims or Equity Interests shall have no further rights against the Debtor or the Reorganized Debtor except as expressly provided in the Plan.

       16. The Plan and its provisions shall be and hereby are binding upon the Debtor, the Debtor's Estate, the Reorganized Debtor, all Creditors and all equity security holders of the Debtor (whether or not the Claim or Equity Interest of such Creditors or equity security holders is Impaired under the Plan and whether or not such Creditors or equity security holders have accepted the
Plan), all other parties in interest, and the respective successors and assigns of each of the foregoing.

       17. Except as otherwise expressly provided in the Plan or in this Confirmation Order, as of the Effective Date, the provisions relating to discharge, exculpation from liability, release, injunctions, and stays set forth in Article 11 of the Plan shall apply and be fully binding and are hereby incorporated by reference in this Confirmation Order. The Debtor has satisfied the disclosure requirements set forth in Bankruptcy Rule 3020(c)(l) as to such provisions.

       18. Any executory contract or unexpired lease that has not been expressly rejected or assumed by the Debtor with this Court's approval on or prior to the date of entry of this Confirmation Order shall be deemed rejected by the Debtor as of the Confirmation Date. This Confirmation Order shall constitute an order of this Court approving the rejection of each such executory contract and unexpired lease, pursuant to Sections 365 and 1123(b)(2) of the Bankruptcy Code.

       19. Any Claim for damages arising by reason of the rejection of any executory contract or unexpired lease must be filed with this Court on or before the Bar Date for rejection damage claims in respect of such rejected executory contract or unexpired lease (as such Bar Date has been established by prior order of this Court or, if not so established, within thirty (30) days from the date of this Confirmation Order) and served upon the Debtor or the Reorganized Debtor (as the case may be) or such Claim shall be forever barred and unenforceable against the Debtor and the Reorganized Debtor. Such Claims, once fixed and liquidated by this Court and determined to be Allowed Claims, shall be Class 3A Allowed Claims. Any such Claims that become Disputed Claims shall be Disputed Class 3A Claims for purposes of administration of distributions under the Plan to Holders of Class 3A Allowed Claims. The Plan and any other order of this Court providing for the rejection of an executory contract or unexpired lease shall constitute adequate and sufficient notice to Persons or Entities which may assert a Claim for damages from the rejection of an executory contract or unexpired lease of the Bar Date for filing a Claim in connection therewith.

       20. A11 settlements, agreements and compromises provided for under the Plan, and all transactions, documents, instruments, and agreements referred to therein, contemplated thereunder or executed and delivered therewith, and any amendments or modifications thereto in substantial conformity therewith, are hereby approved, and the Debtor and the Reorganized Debtor and the other parties thereto are authorized and directed to enter into them and to perform thereunder according to their respective terms.

       21.  Following satisfaction of the DIP Financing in accordance with
Section 2.01(C) of the Plan upon the Effective Date, the loan documents in connection with the DIP Financing shall be deemed terminated.

       22. Upon entry of this Confirmation Order, all conditions precedent to Confirmation shall be deemed to have been satisfied.

       23. Within thirty (30) days of the entry of this Confirmation Order, the Debtor shall (i) pay the United States Trustee any outstanding sums required pursuant to 28 U.S.C. Section 1930(a)(6) for the periods prior to the Effective Date and (ii) simultaneously provide to the United States Trustee an appropriate affidavit indicating the cash disbursements for the relevant periods prior to the Effective Date. On and after the Effective Date, the Reorganized Debtor shall pay the United States Trustee the appropriate sums required pursuant to 28 U.S.C. Section 1930(a)(6) for post-Effective Date periods within the time period set forth in 28 U.S.C. Section 1930(a)(6), based upon all post-Effective Date disbursements made by the Reorganized Debtor, until the earlier of the closing of this Chapter 11 Case by the issuance of a Final Order by the Bankruptcy Court on the Final Decree Date, or upon the entry of an order by the Bankruptcy Court dismissing this Chapter 11 Case or converting the Chapter 11 Case to another chapter under the Bankruptcy Code. The Reorganized Debtor shall provide to the United States Trustee upon the payment of each post-Confirmation payment an appropriate affidavit indicating all the cash disbursements for the relevant period.

      24. Notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, until this case is closed, this Court shall retain jurisdiction of these cases as permitted under applicable law, including that necessary to ensure that the purposes and intent of the Plan are carried out. Without limiting the generality of the foregoing, after Confirmation of the Plan and until this case is closed, this Court shall retain jurisdiction of this case for each of the specific purposes set forth in Article X of the Plan. This Court shall also retain exclusive jurisdiction over any claims made or proceedings commenced against any Professionals representing the Debtor in connection with this Chapter 11 case. To the extent that this Court does not have jurisdiction, then the United States District Court for the Southern District of Florida shall have exclusive jurisdiction over any such claims or proceedings.

      25. The Reorganized Debtor shall be responsible for filing the Final Report and Motion for Final Decree Closing Case on the Court-approved Local Form (the "Final Report") for each of the Debtor's case. The Final Report for the Debtor's case shall be filed with the Court by the deadline established by separate order of this Court.

      26. The Court will conduct a post-confirmation status conference on Wednesday May 9, 2007 at 1:30 p.m. at 1515 North Flagler Drive, Room 801, Courtroom. B, West Palm Beach, Florida, to determine: (i) whether the Reorganized Debtor and ACH have complied with the provisions of this Confirmation Order and the Plan applicable to them, and (ii) whether the Reorganized Debtor has timely filed the required Final Report for the Debtor's case.

      27. A copy of this Confirmation Order shall be served on all parties set forth on the master mailing matrix for this case and the Debtor is directed to post a copy on its website at www.ecomecom.net. Counsel for the Debtor shall thereafter file a certificate of service with this Court regarding the foregoing service of this Confirmation Order. No service of this Confirmation Order shall be required upon the shareholders of the Debtor.

      28. In the event of any inconsistency between this Confirmation Order and the Plan, this Confirmation Order shall control and be binding.


                                 ###
SUBMITTED BY:
Michael D. Seese, Esq.
Fla. Bar No. 997323
Kluger Peretz Kaplan & Berlin, P.L.
201 South Biscayne Boulevard
Miami, Florida 33131
Telephone: (305) 379-9000
Facsimile: (305) 379-3428
mseese@kpkb.com

Copy to: Michael D. Seese [Attorney Seese is directed to serve a copy of this Order upon all interested parties.]